Exhibit 3.1

FOURTH AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.

November 13, 2024

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “Integrated Rail and Resources Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 12, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation, which both amended and restated the provisions of the Original Certificate, was filed in the office of the Secretary of State of the State of Delaware on November 11, 2021, a Certificate of Amendment was filed in the office of the Secretary of State of the State of Delaware on February 9, 2023, a Second Certificate of Amendment was filed in the office of the Secretary of State of the State of Delaware on August 8, 2023, and a Third Certificate of Amendment was filed in the office of the Secretary of State of the State of Delaware on February 12, 2024 (as so amended, the “Amended and Restated Certificate of Incorporation”).

2.	This fourth amendment to the Amended and Restated Certificate of Incorporation (this “Fourth Amendment”) amends the Amended and Restated Certificate of Incorporation.

3.	This Fourth Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Article IV, Section 4.3(b)(i) of the Amended and Restated Certificate of Incorporation is hereby deleted and replaced in full by the following:

“All shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time at the option of the holders of a majority of the Class B Common Stock or (B) automatically on the closing of the Business Combination.”

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amendment to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.

By:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	Chief Executive Officer and Chairman